1 FIRST AMENDMENT TO CONSTELLIUM US HOLDINGS I, LLC U.S. NONQUALIFIED DEFERRED COMPENSATION AND RESTORATION PLAN The Constellium US Holdings I, LLC U.S. Nonqualified Deferred Compensation and Restoration Plan, effective as of January 1, 2019 (the “Plan”), is hereby amended, effective as of the date this amendment is executed, in the following respects: 1. Sections 2.18 through 2.22 of the Plan are re-numbered as Sections 2.19 through 2.23, and a new Section 2.18 is added to the Plan to provide as follows: 2.18. Performance-Based Compensation. “Performance-Based Compensation” means compensation that is paid contingent on the satisfaction of pre-established objective or subjective performance criteria over a period of at least twelve (12) months and constitutes “performance-based compensation” as that term is used in the Code Section 409A Regulations. If subjective, the criteria must relate to participant performance as an individual, or, a group of participants including the individual, and the manner in which a determination regarding satisfaction of such criteria is made is consistent with the requirements set forth in the Code Section 409A Regulations. 2. A new Section 3.7 is added to the Plan to provide as follows: 3.7. Special Rules For Deferral of Performance-Based Compensation. a) Deferral Election; Timing. With respect to Compensation (discretionary bonus award Compensation and/or annual incentive award Compensation) determined to be Performance-Based Compensation, an initial deferral election may be made with respect to such Compensation on or before the date that is six months before the end of the performance period for which the Performance- Based Compensation is payable, provided that the employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made as provided herein, and provided further that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable. For purposes of this Section, if the Performance-Based Compensation is a specified or calculable amount, the Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Performance-Based Compensation is not a specified or calculable amount because, for example, the amount may vary based upon the level of performance, the Compensation, or any portion of the Compensation, is readily ascertainable when the amount is first both calculable and substantially certain to be paid. For this purpose, the Performance-Based Compensation is bifurcated between the portion that is readily ascertainable and the amount that is not readily ascertainable. Accordingly, in general any minimum amount that is both

2 calculable and substantially certain to be paid will be treated as readily ascertainable. b) Impact of Death, Disability or Change of Control. In the event a Participant has completed a Deferral Election with respect to any portion of his or her Performance-Based Compensation and payment of such Performance-Based Compensation is to be made without regard to actual performance as a result, after the Deferral Election is made and has become irrevocable, of the death or Disability of the Participant, or the occurrence of a Change of Control, the Participant’s Deferral Election shall still be effective to the extent provided for in the Code Section 409A Regulations. CONSTELLIUM US HOLDINGS I, LLC BY: _____________________________ NAME: Rina E. Teran ITS: VP & Secretary DATED: October 14, 2021